Exhibit 10.1
SETTLEMENT AGREEMENT
     SETTLEMENT AGREEMENT dated this 9th day of March 2009 (this “Agreement”), by and between TRT Holdings, Inc., a Delaware corporation (“TRT”), and Gaylord Entertainment Company, a Delaware corporation (the “Company”).
BACKGROUND
     TRT (i) has submitted to the Company notice by letter dated January 28, 2009 (the “Notice”) of its intention to nominate four individuals for election to the Company’s Board of Directors (the “Board”) at the 2009 annual meeting of stockholders of the Company (the “2009 Annual Meeting”) and to solicit proxies for the election of its nominees (the “Proxy Solicitation”) and (ii) has taken certain actions in furtherance thereof, including, but not limited to, requesting production of stockholder list information pursuant to a letter dated January 15, 2009 and other communications related thereto, and requesting to inspect the Company’s books and records pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”) pursuant to a letter dated January 23, 2009 (such letters and related requests, the “Demand”).
     TRT and the Company have agreed that it is in their mutual interests to enter into this Agreement, which, among other things, sets forth their agreement regarding the nomination of certain candidates for election to the Board at the 2009 Annual Meeting and the voting by TRT of any shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) that TRT may own from time to time.
AGREEMENT
     THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements, and conditions set forth in this Agreement, and, intending to be legally bound, the parties agree as follows:
     Section 1. Board Action; Board Composition; Recommendation; Company Proxy.
          (a) As a condition to the effectiveness of this Agreement:
               (1) The Company will, and the Company covenants and agrees to, simultaneously with the execution and delivery of this Agreement, enter into the Amended and Restated Rights Agreement between the Company and Computershare Trust Company, N.A. (the “Rights Agent”) in the form attached hereto as Schedule A (the “A&R Rights Agreement”) and deliver a copy of the A&R Rights Agreement, duly executed by the Company and the Rights Agent.
               (2) The Company will, and the Company covenants and agrees to, deliver to TRT a duly adopted, binding resolution of the Board, in form and substance reasonably acceptable to TRT, (x) expressly approving, for purposes of Section 203 of the DGCL (“Section 203”), the acquisition by TRT and its “affiliates” and “associates” (as those terms are defined in Section 203), in a single transaction or in a series of transactions, of additional shares of Common Stock such that TRT and its “affiliates” and “associates” (as defined in Section 203) may “own” (as defined in Section 203) in excess of 15% of the issued and outstanding Common Stock of the Company, and (y) providing that neither TRT nor any of its “affiliates” or “associates” (as defined in Section 203) will be or be deemed to be an “interested stockholder” (as defined in Section 203) if TRT and its “affiliates” or “associates” (as defined in Section 203) become the “owners” (as defined in Section 203) of more than 15% of the issued and outstanding Common Stock.
               (3) In order that TRT and its Affiliates, on the one hand, and the Company and its Affiliates, on the other (each of TRT and its Affiliates, on the one hand, and the Company and its Affiliates, on the other, being a “Renouncing Party”), be able to conduct their business without any liability to the other party arising out of any claim against any of them for an interest in or expectancy of participation in the business opportunity of the Renouncing Party, each Renouncing Party does hereby irrevocably, subject only to the following sentence, renounce (which action has been duly taken by each Renouncing Party’s Board of Directors) any interest or expectancy of each Renouncing Party in or in being offered any opportunity to participate in, the business opportunities of the other party or any of its Affiliates that are presented to the Renouncing Party or one or more of such Renouncing Party’s respective officers, directors, or stockholders to the fullest extent permissible under Section 122(17) of the DGCL. Notwithstanding the foregoing renunciation for the purposes of Section 122(17) of the DGCL, TRT and the Company agree that in the event that (i) any Permitted Recipient has (directly or indirectly) communicated Confidential Information about a particular business opportunity to TRT or any TRT Controlled Party (other than a Permitted Recipient) or has used any Confidential Information in breach of this Agreement in connection with a particular business opportunity; and (ii) such Confidential Information influenced the manner in which such business opportunity was pursued by TRT or such TRT Controlled Party to the detriment of the Company, then the renunciation in the foregoing sentence will not be effective with respect to such business opportunity, and each party will have all such rights, defenses, claims, remedies, and liabilities as though such renunciation had never occurred. The parties agree that the foregoing renunciation pursuant to Section 122(17) of the DGCL does not affect any other rights or remedies that may be available to the Company against TRT or any TRT Controlled Party for wrongful disclosure of information and will not be deemed to constitute the standard for establishing the breach of any other duty owed by Rowling to the Company or any defense available to TRT, Rowling, or any TRT Controlled Party. In addition, the Company represents and warrants that the Board has affirmed that no action taken or omitted to be taken by TRT or any TRT Controlled Party in connection with any business opportunity (other than with respect to communication or use in breach of this Agreement of Confidential Information as set forth above) will constitute the basis for the removal of any TRT Nominee from the Board “for cause” in accordance with Article VII(B)(5) of the Company’s Restated Certificate of Incorporation.
               (4) The Company will, and the Company covenants and agrees to, deliver to TRT a duly adopted resolution of the Board, in form and substance reasonably acceptable to TRT, (x) affirming that the Board has carefully considered this Agreement and its terms and, as a result of such consideration, concluded that the Company’s execution and performance of this Agreement are in the best interests of the Company and its stockholders and (y) approving the Company’s execution of this Agreement.
          (b) The Company agrees and acknowledges that by virtue of TRT’s entry into this Agreement, TRT’s taking the actions required by this Agreement, and the Company’s performance for the benefit of TRT under this Agreement, neither TRT nor any of its Affiliates is or will become an “Acquiring Person” under the A&R Rights Agreement.
          (c) The Company agrees that as soon as practicable following the date of this Agreement, the Company will set a date for the 2009 Annual Meeting, which date will be no later than May 22, 2009, and will establish a record date for the 2009 Annual Meeting, which record date will be within sixty days of the date of the 2009 Annual Meeting.
          (d) The Company agrees that the Company and the Board will cause the size of the Board to be set at eleven directors (and will maintain the size of the Board at eleven directors), and will cause the slate of nominees standing for election, and recommended by the Board, at the 2009 Annual Meeting to include (x) seven incumbent directors (the “Incumbent Nominees”), (y) each of Robert B. Rowling and David W. Johnson (the “TRT Nominees”) and (z) two other qualified Independent directors identified by the Nominating and Corporate Governance Committee of the Company (the “Nominating and Corporate Governance Committee”) after consultation with the Company’s stockholders (including their successor(s), the “Other New Independent Nominees,” and together with the TRT Nominees, the “New Independent Nominees,” and the New Independent Nominees together with the Incumbent Nominees, the “2009 Nominees”), and specifically the Company agrees to:
               (1) nominate and reflect in the 2009 Company Proxy (defined below) the nomination of each of the 2009 Nominees (including the New Independent Nominees) for election at the 2009 Annual Meeting as a director of the Company with a term expiring at the 2010 annual meeting of stockholders of the Company (the “2010 Annual Meeting”);
               (2) recommend and reflect in the 2009 Company Proxy the recommendation of each of the 2009 Nominees (including the New Independent Nominees) for election as directors of the Company at the 2009 Annual Meeting, and cause the Company to use its reasonable best efforts to solicit proxies in favor of the election of each of the 2009 Nominees (including the New Independent Nominees); and
               (3) cause all proxies received by the Company to be voted in the manner specified by such proxies and cause all proxies for which a vote is not specified to be voted for the 2009 Nominees (including the New Independent Nominees).
          (e) The Company agrees that the Company and the Board will cause the size of the Board to be set at eleven directors (and will maintain the size of the Board at eleven directors), and will cause the slate of nominees standing for election, and recommended by the Board, at the 2010 Annual Meeting to include the New Independent Nominees (the eleven nominees for director, including the New Independent Nominees, the “2010 Nominees”), and specifically the Company agrees to:
               (1) nominate and reflect in the 2010 Company Proxy (defined below) the nomination of each of the 2010 Nominees (including the New Independent Nominees) for election at the 2010 Annual Meeting as a director of the Company with a term expiring at the 2011 annual meeting of stockholders of the Company (the “2011 Annual Meeting”);

               (2) recommend and reflect in the 2010 Company Proxy the recommendation of each of the 2010 Nominees (including the New Independent Nominees) for election as directors of the Company at the 2010 Annual Meeting, and cause the Company to use its reasonable best efforts to solicit proxies in favor of the election of each of the New Independent Nominees; and
               (3) cause all proxies received by the Company to be voted in the manner specified by such proxies and cause all proxies for which a vote is not specified to be voted for each of the 2010 Nominees (including the New Independent Nominees).
          (f) The Company agrees that the Company and the Board will cause the size of the Board to be set at eleven directors (and will maintain the size of the Board at eleven directors), and will cause the slate of nominees standing for election, and recommended by the Board, at the 2011 Annual Meeting to include the New Independent Nominees (the eleven nominees for director, including the New Independent Nominees, the “2011 Nominees”), and specifically the Company agrees to:
               (1) nominate and reflect in the 2011 Company Proxy (defined below) the nomination of each of the 2011 Nominees (including the New Independent Nominees) for election at the 2011 Annual Meeting as a director of the Company with a term expiring at the 2012 annual meeting of stockholders of the Company (the “2012 Annual Meeting”);
               (2) recommend and reflect in the 2011 Company Proxy the recommendation of each of the 2011 Nominees (including the New Independent Nominees) for election as directors of the Company at the 2011 Annual Meeting, and cause the Company to use its reasonable best efforts to solicit proxies in favor of the election of each of the New Independent Nominees; and
               (3) cause all proxies received by the Company to be voted in the manner specified by such proxies and cause all proxies for which a vote is not specified to be voted for each of the 2011 Nominees (including the New Independent Nominees).
          (g) The Company agrees that the Company and the Board will not increase the size of the Board to more than eleven directors at any time prior to the 2012 Annual Meeting.
          (h) Prior to the execution of this Agreement, the Company (1) reviewed the Notice, the questionnaires submitted by the TRT Nominees in connection with the Notice, and the other information provided by TRT and the TRT Nominees, (2) determined that the Notice (together with the questionnaires submitted in connection with the Notice), is sufficient for the purposes of the advance notice provisions of the Second Amended and Restated By-Laws of the Company (the “Bylaws”), (3) assuming the completeness and accuracy of the information provided in the Notice and in the questionnaires, determined that each of the New Independent Nominees (x) is Independent, and is “independent” in accordance with the requirements of the Bylaws, the corporate governance guidelines of the Company and all other applicable rules and policies of the Company and (y) is otherwise qualified to serve as a member of the Board and (4) acknowledges that, assuming the completeness and accuracy of the information provided in the Notice and in the questionnaires, and taking account of the facts and circumstances known to the

Company as of the date hereof, the Company does not intend to seek the removal of any TRT Nominee from the Board for failure to comply with Legal Requirements. From the date hereof until the date of the TRT Nominee’s resignation or removal from, or expiration of term of service without re-election to, the Board, the TRT Nominee will provide to the Nominating and Corporate Governance Committee upon the Nominating and Corporate Governance Committee’s request information that the Nominating and Corporate Governance Committee reasonably and in good faith determines is necessary, based on consultations with outside legal counsel, to determine whether the TRT Nominee is Independent and is eligible to serve under applicable Legal Requirements on an ongoing basis. Any information requested from the Nominating and Corporate Governance Committee will be consistent in all material respects with information required from the Company’s other directors, and the basis upon which the Company determines the Independence and the eligibility under applicable Legal Requirements of each nominee of TRT will be consistent in all material respects with that applied to all other directors of the Board. In the event the Nominating and Corporate Governance Committee determines reasonably and in good faith that a sitting TRT Nominee is no longer Independent or eligible to serve under applicable Legal Requirements, with such determination based on standards or policies applicable to all directors of the Company, the Nominating and Corporate Governance Committee will inform the TRT Nominee of its determination and the basis therefor in writing and in reasonable detail and will allow a reasonable opportunity for the TRT Nominee to evaluate the determination, including through meetings and discussions with the Nominating and Corporate Governance Committee regarding the circumstances of his independence and eligibility to serve under applicable Legal Requirements, for a period not less than 20 business days. Following such discussions, if the Nominating and Corporate Governance Committee, acting reasonably and in good faith, has not reversed its determination that the TRT Nominee is no longer Independent or eligible to serve under applicable Legal Requirements as contemplated in this Section 1(h), the TRT Nominee will, if requested by the Nominating and Corporate Governance Committee, promptly tender his resignation from the Board, and the resulting vacancy will be filled pursuant to Section 1(o). Prior to the 2009 Annual Meeting, each TRT Nominee will resign from his position, if any, as a director, officer of employee of TRT or any Affiliate of TRT that competes with the Company or its subsidiaries. Following his election to the Board, until the date of his resignation or removal from, or expiration of term of service without re-election to, the Board, no TRT Nominee will serve as a director, officer or employee of TRT or any Affiliate of TRT that competes with the Company or its subsidiaries.
          (i) At least one of the New Independent Nominees will serve on each of the standing committees of the Board (except to the extent, if any, that none of the New Independent Nominees is eligible to serve on such a committee under applicable Legal Requirements), including the specific committee assignments set forth in this Section 1(i). The Company agrees that the Company and the Board will take all actions necessary and appropriate to (1) increase the size of the Executive Committee of the Board (the “Executive Committee”) to five directors (and maintain the size of the Executive Committee at five directors) and effect the appointment of each of the individuals identified on Schedule B (or their successors) to the Executive Committee and (2) effect the appointment of each TRT Nominee set forth on Schedule B (or his successor) to the other committees of the Board indicated on Schedule B, in each case: (x) if the applicable TRT Nominee is elected to the Board at the 2009 Annual Meeting, at the first meeting of the Board following such stockholder meeting, which Board meeting will be held immediately following the conclusion of the 2009 Annual Meeting, (y) if the applicable TRT Nominee is elected to the Board at the 2010 Annual Meeting, at the first meeting of the Board following such stockholder meeting, which Board meeting will be held immediately following the conclusion of the 2010 Annual Meeting, and (z) if the applicable TRT Nominee is elected to the Board at the 2011 Annual Meeting, at the first meeting of the Board following such stockholder meeting, which Board meeting will be held immediately following the conclusion of the 2011 Annual Meeting. Each TRT Nominee will serve on the committees of the Board indicated on Schedule B for the duration of such TRT Nominee’s service on the Board. The Company hereby confirms that it is not the Company’s intention to create any additional committees of the Board other than a Conflicts Committee (as described below), but in the event that a new committee other than the Conflicts Committee is created at any time during which a TRT Nominee is serving as a director, the Company agrees that the Board will appoint at least one TRT Nominee to serve on such committee; provided, that at least one TRT Nominee is Independent and meets applicable Legal Requirements for eligibility to serve on such committee, which determination will be made reasonably and in good faith by the Nominating and Corporate Governance Committee on a basis reasonably consistent with the Company’s evaluation of other proposed members of such committee. In addition, the Company hereby confirms that each member of the Board who is Independent will be entitled to attend each meeting of each committee of the Board as an observer, unless any such committee is considering an issue as to which the observing director would have a conflict of interest. The Company agrees that the Company and the Board will promptly take all actions necessary and appropriate to create a Conflicts Committee of the Board (the “Conflicts Committee”), which committee will be composed of three directors all of whom will be Independent (and to maintain the size of the Conflicts Committee at three directors) as contemplated on Schedule B. Upon request by senior management of the Company, the Conflicts Committee will consider whether a member of the Board should not be provided with specified sensitive, competitive confidential information concerning the Company. Notwithstanding anything contained herein to the contrary, if the Conflicts Committee determines by unanimous vote of the committee members that a director should not be given such information, then the Company will not provide such information to the director at issue. TRT acknowledges and agrees that any such determination by the Conflicts Committee with respect to any TRT Nominee will constitute a reasonable restriction on the information to be given to such TRT Nominee, and TRT will cause each TRT Nominee to comply with the Conflicts Committee’s determination. The Company will use reasonable efforts in connection with implementing procedures such as the foregoing to endeavor to assist TRT in complying with its obligations under Section 1(k)(3) hereof.
          (j) The Company agrees that each of the TRT Nominees, upon election or appointment to the Board, will serve as an integral member of the Board and, subject to the terms and conditions set forth in this Agreement, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, fiduciary duties, trading and disclosure policies, and other governance guidelines, and will have the same rights and benefits, including with respect to insurance coverage, indemnification rights, exculpation, advancement of expenses, and compensation and fees, access to personnel and information as are applicable to all Independent directors of the Company; provided, that in the event of any dispute between TRT and the Company arising out of, relating to or in connection with this Agreement, Rowling will not be entitled to indemnification or advancement or reimbursement of expenses pursuant to the Company’s Restated Certificate of Incorporation, the Bylaws or the Company’s corporate governance guidelines in respect of such dispute by virtue of Rowling’s service as a director of the Company.
          (k) Without the prior written consent of the Company, TRT shall, and will cause each TRT Nominee and Permitted Recipient to, refrain from, directly or indirectly:
               (1) from the date hereof until the first anniversary of the later to occur of (x) the Termination Date or (y) the date of the final TRT Nominee’s resignation or removal from, or expiration of term of service without re-election to, the Board, disclosing any Confidential Information to any Representative of TRT or any of its Affiliates or any other lodging or hospitality company with which such TRT Nominee is affiliated other than a Permitted Recipient, or otherwise using Confidential Information to the material detriment of the Company and its subsidiaries;
               (2) from the date hereof until the later to occur of (x) the Termination Date or (y) the date of the final TRT Nominee’s resignation or removal from, or expiration of term of service without re-election to, the Board, disclosing any material nonpublic information of TRT or any of its Affiliates, or any other lodging or hospitality company with which such TRT Nominee is affiliated, to the Company or any of its Affiliates or Representatives; and
               (3) otherwise engaging in any communications in any manner, or taking any actions, that violate applicable Legal Requirements with respect to antitrust, unfair competition, or restraint on trade.
          (l) The Company agrees that as promptly as practicable following the date of this Agreement, the Company will take all steps reasonably necessary to file with the SEC a proxy statement on Schedule 14A for the 2009 Annual Meeting (the “2009 Company Proxy”) that includes the TRT Nominees and the other 2009 Nominees as nominees for election to the Board at the 2009 Annual Meeting. The Company agrees that its proxy statement on Schedule 14A for the 2010 Annual Meeting (the “2010 Company Proxy”) will include eleven nominees (including the TRT Nominees) for election to the Board at the 2010 Annual Meeting and that its proxy statement on Schedule 14A for the 2011 Annual Meeting (the “2011 Company Proxy”) will include eleven nominees (including the TRT Nominees) for election to the Board at the 2011 Annual Meeting. The Company agrees that each of the 2009 Company Proxy and all other solicitation materials to be delivered to stockholders of the Company in connection with the 2009 Annual Meeting, the 2010 Company Proxy and all other solicitation materials to be delivered to stockholders of the Company in connection with the 2010 Annual Meeting, and the 2011 Company Proxy and all other solicitation materials to be delivered to stockholders of the Company in connection with the 2011 Annual Meeting will be prepared in accordance with, and in furtherance of, this Agreement. The Company will provide TRT with copies of any proxy materials to be delivered to stockholders of the Company in connection with the 2009 Annual Meeting, the 2010 Annual Meeting, and the 2011 Annual Meeting at least five business days, and will use its reasonable efforts to provide other solicitation materials in connection with such meetings, at least two business days, in advance of filing such materials with the SEC or disseminating the same (whichever occurs earlier) in order to permit TRT and its counsel a reasonable opportunity to review and comment on such materials, which comments of TRT and its counsel, to the extent the Company determines them to be reasonable and appropriate, acting in good faith, will be incorporated into such materials by the Company prior to the filing of such materials with the SEC or the dissemination of the same. TRT will provide, as promptly as reasonably practicable, all information relating to the TRT Nominees (and other information, if any) to the extent required under applicable law to be included in the 2009 Company Proxy, the 2010 Company Proxy, and the 2011 Company Proxy and in any other solicitation materials to be delivered to stockholders of the Company in connection with the 2009 Annual Meeting, the 2010 Annual Meeting, and the 2011 Annual Meeting. The 2009 Company Proxy, the 2010 Company Proxy, and the 2011 Company Proxy will each contain the same type of information concerning the TRT Nominees as provided for other nominees for election to the Board.
          (m) Except as expressly approved by TRT, the Company agrees that no matters will be presented by the Board for a vote of stockholders of the Company at the 2009 Annual Meeting other than the election of the 2009 Nominees (as specified herein) and the ratification of the Company’s independent registered public accounting firm.
          (n) Notwithstanding anything to the contrary herein, at any time between the date hereof and the 2012 Annual Meeting, (1) if TRT and its Affiliates Beneficially Own less than 10% of the outstanding shares of Common Stock, but 5% or more of the outstanding shares of Common Stock, TRT will be entitled to representation on the Board of one TRT Nominee and (2) if TRT and its Affiliates Beneficially Own less than 5% of the outstanding shares of Common Stock, TRT will not be entitled to any representation on the Board. If TRT’s Beneficial Ownership of Common Stock falls below the aforementioned requisite thresholds, TRT will promptly notify the Company thereafter and will promptly cause the appropriate number of TRT Nominees to resign.
          (o) If (1) any TRT Nominee is not elected to the Board at the 2009 Annual Meeting or, after election to the Board, thereafter is removed, resigns, or is otherwise unable to serve as a director of the Company except pursuant to Section 1(n); (2) any TRT Nominee is not elected to the Board at the 2010 Annual Meeting or, after election to the Board, thereafter is removed, resigns, or is otherwise unable to serve as a director of the Company except pursuant to Section 1(n); or (3) any TRT Nominee is not elected to the Board at the 2011 Annual Meeting or, after election to the Board, thereafter is removed, resigns, or is otherwise unable to serve as a director of the Company except pursuant to Section 1(n), then (x) TRT will be entitled to appoint a non-voting advisory or emeritus director of the Company, serving without compensation from and without reimbursement of expenses by the Company, but otherwise having the greatest access to personnel and information, and the greatest right to observe meetings of the Board and meetings of Board committees, in each case as permitted by applicable law but in no event greater than the access to personnel and information and the right to observe such meetings that would be afforded to such individual if he or she were a director, unless the Company is advised in writing by its counsel that the appointee’s service as an advisory or emeritus director would violate applicable law; provided, however, that only one such non-voting advisory or emeritus director may serve at any time, regardless of whether multiple TRT Nominees are not elected to the Board or are thereafter removed, resigned or otherwise unable to serve as a director of the Company; and (y) TRT will, in addition, be entitled to select a new designee to serve as a director, which designee (A) will qualify as Independent and (B) will be chosen by TRT subject to a determination by the Nominating and Corporate Governance Committee that such designee is eligible to serve as a director under applicable Legal Requirements, such determination to be made promptly, reasonably and in good faith on a basis reasonably consistent with the Company’s evaluation of all other directors, and the Board will promptly appoint such designee to the Board (and to the committees of the Board on which the TRT Nominee being replaced served, provided that such designee meets the applicable independence standards and applicable Legal Requirements for eligibility to serve on such committee, as contemplated in this Agreement) to serve until the next annual meeting of stockholders of the Company after such appointment. Any such designee will be deemed a TRT Nominee for all purposes under this Agreement and TRT agrees to cause any advisory or emeritus director or designee appointed pursuant to this Section 1(o) to comply with all obligations of TRT and TRT Nominees under this Agreement. The Company will take any action necessary or appropriate to facilitate the discharge of its obligations under this Section 1(o), including increasing the number of seats on the Board or amending its Bylaws and its other governing documents.
          (p) The Company will invite TRT to participate in any process that may be initiated by the Board during the term of this Agreement that seeks proposals for the acquisition of all or substantially all of the outstanding Voting Securities or assets of the Company; provided, that (1) the Board may choose not to initiate any such process and, if it does commence such a process it may discontinue the process for any reason at any time, and (2) TRT will be required to comply with the terms and conditions generally applicable to the other participants in any sale process.
          (q) Promptly after the execution of this Agreement, the Company will issue a press release in the form attached hereto as Schedule C (the “Press Release”).
          (r) Except (1) as contemplated in Section 1(a)(1), (2) to shorten the term of its effectiveness, or (3) as approved by TRT, the Company will not amend the A&R Rights Agreement in any manner without first submitting any such proposed amendment to the holders of Common Stock for their approval, which approval will be deemed to be obtained upon the affirmative vote of the holders of a majority of the votes represented by the outstanding Common Stock then entitled to vote generally for the election of directors.
          (s) The Company covenants and agrees that, except to the extent required by Legal Requirements, it will not amend its existing corporate governance guidelines or adopt new corporate governance guidelines, in each case with the purpose or intent of discriminating unfairly against the TRT Nominees or the rights of TRT to representation on the Board as contemplated by this Agreement.
     Section 2. Proxy Solicitation; Voting; Company Form 8-K; TRT Schedule 13D; Proxy and Demand.
          (a) Concurrently with the execution of this Agreement, TRT will cease, and will cause all TRT Controlled Parties immediately to cease, any and all efforts with respect to the Proxy Solicitation, except as provided in this Agreement.
          (b) Subject to the Company’s compliance with Sections 1(a), 1(d)(1) and (2), and 1(i), TRT hereby withdraws the nominations of Robert B. Rowling, Michael J. Dickman, David W. Johnson and Mark Langdale and the related Notice. The Company acknowledges and agrees that, should it fail to comply in full with Sections 1(a), 1(d)(1) and (2), and 1(i), then such nominations of TRT will automatically, with no further action on the part of TRT, be reinstated in full and without prejudice.
          (c) Subject to the compliance in all material respects of the Company and the Board with their obligations under this Agreement, from the date of this Agreement until the Termination Date, TRT will not make, and will cause each TRT Controlled Party not to make, any objection to the election of each of the 2009 Nominees (including the TRT Nominees) at the 2009 Annual Meeting, the election of each of the 2010 Nominees (including the TRT Nominees) at the 2010 Annual Meeting, and the election of each of the 2011 Nominees (including the TRT Nominees) at the 2011 Annual Meeting. TRT will, and will cause each of its controlled Affiliates to:
               (1) vote all shares of Voting Securities that it is entitled to vote at the 2009 Annual Meeting in favor of the election of each of the 2009 Nominees (including the TRT Nominees) at the 2009 Annual Meeting;
               (2) vote all shares of Voting Securities that it is entitled to vote at the 2010 Annual Meeting in favor of the election of each of the 2010 Nominees (including the TRT Nominees) at the 2010 Annual Meeting;
               (3) vote all shares of Voting Securities that it is entitled to vote at the 2011 Annual Meeting in favor of the election of each of the 2011 Nominees (including the TRT Nominees) at the 2011 Annual Meeting;
               (4) vote all shares of Voting Securities that it is entitled to vote at the 2009 Annual Meeting, the 2010 Annual Meeting and the 2011 Annual Meeting against any stockholder nominations for director which are not approved and recommended by the Board for election at such meetings; and
               (5) vote all shares of Voting Securities that it is entitled to vote at the 2009 Annual Meeting, the 2010 Annual Meeting, the 2011 Annual Meeting and any other meeting of the Company’s stockholders between the date hereof and the Termination Date (x) in accordance with the recommendation of the Board on any stockholder proposal that is put to a vote of stockholders at any such meeting and (y) in favor of any proposal made by the Company unless Rowling (or any other TRT Nominee that is an Affiliate of TRT or any TRT Controlled Party) has voted against such proposal in his capacity as a member of the Board; provided, however, that TRT and its controlled Affiliates will have no obligation pursuant to this Section 2(c) with respect to the voting of their shares of Voting Securities to the extent necessary to participate in a specific, pending Extraordinary Transaction proposed by a Third Party, with respect to which TRT and its Affiliates may vote, or withhold or abstain from voting, in their sole discretion.
          (d) The Company will promptly file with the SEC a Current Report on Form 8-K reporting the entry into this Agreement and appending this Agreement and the Press Release as exhibits thereto (the “8-K”); provided that the Company will provide a draft of the 8-K to TRT in advance of filing the same with the SEC in order to permit TRT and its counsel a reasonable opportunity to review and comment on the 8-K, which comments of TRT and its counsel, to the extent the Company determines them to be reasonable and appropriate, acting in good faith, will be incorporated into the 8-K by the Company prior to the filing of the 8-K with the SEC. TRT will promptly file an amendment to the Schedule 13D filed with the SEC on July 21, 2008, as amended (the “Schedule 13D”), reporting the entry into this Agreement, amending applicable items to conform to its obligations under this Agreement and appending this Agreement and the Press Release as exhibits thereto.
          (e) TRT hereby withdraws its Demand, and will promptly return to the Company or destroy, in its sole discretion, all materials and summaries or duplicates thereof that have been delivered to TRT or its Representatives pursuant to the Demand prior to the date of this Agreement.
          (f) TRT will promptly take all actions necessary and appropriate to secure the entry of a final order dismissing with prejudice all claims made in the lawsuit captioned TRT Holdings, Inc. v. Gaylord Entertainment Company, Case Number 4320-VCL, filed by TRT in the Court of Chancery of the State of Delaware on January 29, 2009 (the “Delaware Litigation”).
     Section 3. Standstill.
          (a) Without the prior written consent of the Board specifically expressed in a written resolution adopted by a majority vote of the entire Board, TRT will not, and will cause each TRT Controlled Party and each of TRT’s and the TRT Controlled Parties’ Representatives (provided, that the restrictions in this Section 3 will not apply to actions of Representatives not acting for or on behalf of TRT or any TRT Controlled Party) not to, directly or indirectly, do any of the following during the period beginning on the date of this Agreement and continuing until the Termination Date:
               (1) acquire, offer or propose to acquire, or agree to acquire (except by way of stock dividends or other distributions), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or otherwise, any Voting Securities, if, after giving effect to such acquisition, TRT (together with all controlled Affiliates and controlled Associates of TRT) would Beneficially Own 22% or more of the outstanding Voting Securities; provided, however, that neither TRT nor any TRT Controlled Party will be deemed to be in breach of this provision if the increase in the beneficial ownership of Voting Securities to 22% or more of the outstanding Voting Securities results from a reduction in the number of outstanding Voting Securities (provided that after such reduction neither TRT nor any TRT Controlled Party becomes the Beneficial Owner of any additional Voting Securities in violation of this Section 3(a)(1) at a time when such parties Beneficially Own 22% or more of the outstanding Voting Securities) or if the Board determines in good faith that the accumulation by TRT or any TRT Controlled Party of Voting Securities in excess of such 22% threshold was inadvertent (provided that TRT or the applicable TRT Controlled Party, as the case may be, will promptly divest a sufficient number of Voting Securities in accordance with Section 4 so that TRT or such TRT Controlled Party would no longer Beneficially Own 22% or more of the Voting Securities then outstanding, it being understood that for the purposes of computing the

Beneficial Ownership of TRT or any TRT Controlled Party at the time of any purchase, the number of outstanding Voting Securities will be determined by the amount of such outstanding Voting Securities reported in the latest available Company filing with the SEC, subject to any adjustment for any stock dividends, combinations or splits after the date of the filing and subject to adjustment to include the number of such securities not then actually issued and outstanding which TRT or such TRT Controlled Party would be deemed to Beneficially Own under this Agreement pursuant to Section 11(a)(3) (but specifically excluding any Voting Securities issued or awarded to Rowling by the Company due to his service as a director of the Company);
               (2) engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) of proxies or consents (whether or not relating to the election or removal of directors), seek to advise, encourage, or influence any Person with respect to the voting of any Voting Securities (including in connection with the election of directors), in each case in opposition to a recommendation of the Board; initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) stockholders of the Company for the approval of stockholder proposals, whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise, in opposition to the recommendation of the Board; initiate or propose any stockholder proposal, whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise, or otherwise seek the election or appointment to, or representation on, or the nomination of any candidate to, the Board except as expressly permitted by this Agreement; effect or attempt to effect the removal of any members of the Board, excluding any TRT Nominees; or induce or attempt to induce any other Person to initiate any such stockholder proposal; provided, however, that nothing in this Agreement will limit the ability of TRT or any TRT Controlled Party to issue any communication contemplated by Rule 14a-1(l)(2)(iv) stating how TRT or such TRT Controlled Party intend to vote and the reasons therefor with respect to any Extraordinary Transaction of any kind or nature between the Company and any Third Party;
               (3) (x) seek, propose, or make any statements to any Third Party with respect to, any Extraordinary Transaction, other than in connection with any action by TRT or any TRT Controlled Party otherwise permitted by this Section 3, or (y) acquire, offer or propose to acquire, or agree to acquire, ownership of any of the assets, indebtedness or businesses of the Company or any of its Affiliates other than in connection with any action by TRT or any TRT Controlled Party otherwise permitted by this Section 3; provided, however, that nothing in this Section (3)(a)(3) will prohibit TRT or any TRT Controlled Party from (i) owning any Bonds that are owned by TRT or any TRT Controlled Party as of the date of this Agreement, or (ii) acquiring or agreeing to acquire any Bonds or other publicly traded indebtedness of the Company, unless and to the extent all directors of the Company are restricted from acquiring or agreeing to acquire Bonds or other publicly traded indebtedness of the Company under any policy or agreement of the Company disclosed to the directors of the Company;
               (4) form, join, or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities in connection with any “election contest” with respect to the Company’s directors, other than a “group” that (x) includes all or some lesser number of the Persons identified as “Reporting Persons” (or controlled Affiliates thereof) in the Schedule 13D and the signatories to this

Agreement and (y) does not include any other members who are not currently identified as Reporting Persons (or controlled Affiliates thereof) or the signatories to this Agreement;
               (5) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities, except (x) as expressly set forth in this Agreement, (y) for any such trust, arrangement or agreement solely among TRT and any TRT Controlled Party, and (z) in connection with any action by TRT or any TRT Controlled Party otherwise permitted by this Section 3;
               (6) make any demand to inspect the books and records of the Company or its Subsidiaries, including pursuant to Section 220(b) of the DGCL;
               (7) publicly make any proposal (including publicly disclosing or discussing any proposal) or enter into any understandings with a Third Party regarding any of the foregoing, or publicly make any proposal, statement or inquiry, or publicly disclose any intention, plan, or arrangement (whether written or oral), in each case inconsistent with any of the foregoing, or publicly disclose any request to amend, waive, or terminate any provision of this Agreement;
               (8) have any discussions or communications, or enter into any arrangements, understanding, or agreements (whether written or oral) with, or advise, finance, assist, induce, or encourage, any Third Party either in connection or inconsistent with any of the foregoing provisions of this Section 3(a); or
               (9) otherwise take or cause any action inconsistent with any of the foregoing provisions of this Section 3(a).
          (b) Notwithstanding the foregoing provisions of this Section 3, the parties to this Agreement acknowledge and agree that:
               (1) subject to Sections 1(h) and 1(k), nothing in this Agreement will (x) limit any actions that may be taken by any TRT Nominee acting as a director of the Company consistent with his fiduciary duties or as otherwise required by Legal Requirements, (y) require TRT or any Affiliate of TRT to vote in any way on matters put to stockholders of the Company for their approval except as expressly set forth in Section 2(c), or (z) in any way limit TRT’s, any TRT Controlled Party’s, or any of their respective Affiliates’ ability to privately make suggestions, recommendations, or proposals to the Company, the Board or any of the directors of the Company;
               (2) nothing in this Agreement will (x) limit the ability of TRT or any TRT Controlled Party to acquire, offer or propose to acquire, or agree to acquire Voting Securities or assets of the Company in connection with a transaction contemplated by Section 1(p), or (y) limit the ability of TRT or any TRT Controlled Party to make an offer that meets all of the requirements of a “Qualified Offer” (as such term is defined in the A&R Rights Agreement);
               (3) the restrictions set forth in this Section 3 will immediately terminate and will be of no further force and effect in the event that either (x) a publicly announced tender or exchange offer for Voting Securities which, when added to the Voting Securities Beneficially Owned by the offering Person and its Affiliates, constitute at least 51% of the Voting Securities of the Company then outstanding, is commenced within the meaning of Rule 14d-2(a) under the Exchange Act by any Third Party (a “Third Party Offer”), or (y) any Third Party makes a proposal to the Company or publicly announces a proposal with a view toward the acquisition from the Company or from other Person(s) of Voting Securities of the Company which, when added to the Voting Securities Beneficially Owned by the offering Person and its Affiliates, constitute at least 51% of the Voting Securities of the Company then outstanding or the acquisition of all or substantially all of the assets of the Company (a “Third Party Acquisition”) and, in either such case in this clause (y), the Board undertakes material, substantive negotiations with such Third Party or any other Third Party with a view toward the consummation of such Third Party Acquisition or related transaction; provided, however, that, in the event of a Third Party Offer as described in clause (x) above, upon the date that is 90 days following the consummation, withdrawal or expiration of such Third Party Offer, the exception described in this Section 3(b)(3) will no longer apply and the restrictions set forth in Section 3(a) and any restrictions set forth in this Agreement that have been suspended will be reinstated as binding obligations of TRT and any TRT Controlled Party in accordance with the terms of this Agreement unless TRT or any TRT Controlled Party, prior to the expiration of such 90-day period, commences within the meaning of Rule 14d-2(a) under the Exchange Act a tender or exchange offer for Voting Securities which constitute at least 51% of the Voting Securities of the Company then outstanding that are not Beneficially Owned by TRT or any TRT Controlled Party, or otherwise makes a bona fide, fully-financed proposal to the Company with a view toward consummating an Extraordinary Transaction involving the acquisition of the Company or the acquisition of all or substantially all of the outstanding Voting Securities or assets of the Company;
               (4) nothing in this Agreement will limit the ability of TRT, any TRT Controlled Party, or any of their respective Affiliates to vote its Voting Securities or engage in or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) of proxies or consents relating to or in connection with a proposed Extraordinary Transaction between the Company and any Person who is not TRT or a TRT Controlled Party that is being submitted to a vote for the stockholders of the Company; provided, however, that TRT and the TRT Controlled Parties may only participate in any “solicitation” of proxies or consents relating to or in connection with a proposed Extraordinary Transaction if Rowling or any other TRT Nominee that is an Affiliate of TRT or any TRT Controlled Party has voted against such proposed Extraordinary Transaction in their capacity as members of the Board; and
               (5) notwithstanding the provisions of this Section 3(b), the remaining terms of this Agreement will remain valid and binding obligations of TRT, enforceable in accordance with the terms of the Agreement.
     Section 4. Dispositions of Voting Securities. Without limiting any other remedies that may be available to the Company, if TRT or any TRT Controlled Party acquires any Voting Securities in violation of Section 3(a)(1), it will promptly dispose of such Voting Securities to Persons that are not Affiliates of TRT.

     Section 5. Representations and Warranties.
          (a) TRT represents and warrants as follows:
               (1) TRT has the power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated by this Agreement.
               (2) This Agreement has been duly and validly authorized, executed, and delivered by TRT, constitutes a valid and binding obligation and agreement of TRT and is enforceable against TRT in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).
               (3) TRT, together with all TRT Controlled Parties, has the sole power to vote the number of shares of Common Stock as set forth on Schedule D and such shares of Common Stock constitute all of the Voting Securities of the Company Beneficially Owned by TRT and the TRT Controlled Parties.
               (4) To the knowledge of TRT, each of the TRT Nominees is Independent. TRT confirms that it has no knowledge of any fact or circumstance that would prevent either TRT Nominee from serving as an independent director of the Company as contemplated in Section 14 of the Bylaws.
               (5) To the knowledge of TRT, each of the TRT Nominees is qualified to serve as a member of the Board.
          (b) The Company hereby represents and warrants as follows:
               (1) The Company has the power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated by this Agreement.
               (2) This Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).
               (3) None of the actions required by the terms of this Agreement to be taken by the Company or TRT through the Termination Date will cause a change of control, default, event of default, or acceleration of any award or benefit under any employee agreements or employee benefit arrangements with any employee of the Company or any of its subsidiaries or under any other material agreement to which the Company or any of its Affiliates is a party or by which any of them is bound.

               (4) The Company has (x) reviewed the information contained in the Notice, the questionnaires submitted by the TRT Nominees, and the other information provided by TRT and the TRT Nominees, and, (y) assuming the completeness and accuracy of the information provided in the Notice and in the questionnaires, determined that each of the TRT Nominees is Independent, and is “independent” in accordance with the requirements of the Bylaws, the corporate governance guidelines of the Company and all other applicable rules and policies of the Company and is otherwise qualified to serve as a member of the Board.
     Section 6. Specific Performance. Each of TRT and the Company acknowledges and agrees that irreparable injury to the other party to this Agreement would occur in the event any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that TRT and the Company will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms of this Agreement without the posting of a bond or other security and the other party to this Agreement will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity.
     Section 7. Termination and Survival.
          (a) Except as set forth in this Section 7, the provisions of this Agreement will terminate upon, and the parties will have no further obligations hereunder after, the Termination Date, except as follows:
               (1) if the Termination Date is established pursuant to clause (i), (iii) or (iv) of Section 11(a)(15), then the provisions set forth in this Section 7, Section 6, Section 1(k), Section 9, Section 11, and Sections 13 through 18 and 20 through 24 will survive the termination of this Agreement in accordance with their terms; or
               (2) if the Termination Date is established pursuant to clause (ii) of Section 11(a)(15), then the provisions set forth in this Section 7, Section 1(g), Section 1(h), Section 1(i), Section 1(j), Section 1(k), Section 1(n), Section 6, Section 9, Section 11 and Sections 13 through 18 and 20 through 24 will survive the termination of this Agreement in accordance with their terms.
          (b) Notwithstanding the foregoing, that termination of this Agreement will not preclude a party from bringing a claim against the other party to this Agreement for a breach arising prior to such termination pursuant to the terms and conditions set forth herein.
     Section 8. Press Release and Other Public Disclosures. Immediately following the execution and delivery of this Agreement, the Company and TRT will issue the Press Release. None of the parties to this Agreement will (a) make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange, that are inconsistent with, or otherwise contrary to, the statements in the Press Release issued pursuant to this Section 8; or (b) except as required by applicable law, issue or cause the publication of any press release or other public announcement with respect to this Agreement, without the prior written consent of the other party to this Agreement.

     Section 9. Release.
          (a) TRT, for itself and the TRT Controlled Parties, and the assigns and successors, past and present, of any of the foregoing (each individually, a “TRT Releasing Party”) does hereby expressly, absolutely and forever fully release and discharge the Company and each Affiliate, officer, director, stockholder, agent, employee, attorney, assign, predecessor, and successor, past and present, of the Company (each individually, a “Company Released Party”) from, and forever fully releases and discharges each Company Released Party of, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses, and causes of action (“Claims”) of any kind or nature whatsoever (including those arising under contract, statute or common law and whether federal, state, or local in nature), whether known or unknown, contingent or absolute, suspected or unsuspected, arising in respect of or in connection with (1) the Proxy Solicitation, (2) the nomination and election of directors at the 2009 Annual Meeting, (3) the Delaware Litigation and the allegations made therein, (4) the Demand and any issues, requests or demands related thereto, and (5) TRT or any TRT Controlled Party being a direct or indirect holder of any Voting Securities or other securities of the Company or any of its Affiliates at any time prior to the date of this Agreement, or being a stockholder or holder of indebtedness of the Company or any of its Affiliates at any time prior to the date of this Agreement, in each case that any TRT Releasing Party ever had or owned arising at any time prior to the date of this Agreement; provided, however, that the foregoing release does not apply to (x) any Claim relating to the performance of obligations under this Agreement or for breach of or to enforce this Agreement and (y) any Claims that cannot be waived by law (the Claims referred to in clauses (x) and (y) together, the “TRT Excluded Claims”). The Claims released pursuant to this Section 9(a) are referred to herein as “TRT Claims.” TRT, on behalf of itself and the TRT Releasing Parties, hereby acknowledges full and complete satisfaction of, and irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Company Released Party based upon any TRT Claim. TRT represents and warrants to the Company that there has been no assignment or other transfer of any interest in any TRT Claim and that it has full power and right to release, waive and agree never to assert the TRT Claims.
          (b) The Company, for itself and its Affiliates, officers, directors, assigns, agents, and successors, past and present (each individually, a “Company Releasing Party”) does hereby expressly, absolutely and forever fully release and discharge TRT and each Affiliate, officer, director, stockholder, agent, employee, nominees in connection with the Proxy Solicitation, attorney, assign, predecessor, and successor, past and present of TRT (each individually, a “TRT Released Party”) from, and forever fully releases and discharges each TRT Released Party of, any and all Claims of any kind or nature whatsoever (including those arising under contract, statute or common law and whether federal, state, or local in nature), whether known or unknown, contingent or absolute, suspected or unsuspected, arising in respect of or in connection with (1) the Proxy Solicitation, (2) the nomination and election of directors at the 2009 Annual Meeting, (3) the Delaware Litigation and the allegations made therein, (4) the Demand and any issues, requests or demands related thereto, and (5) the Schedule 13D, in each case that any Company Releasing Party ever had or owned arising at any time prior to the date of this Agreement; provided, however, that the foregoing release does not apply to (x) any Claim relating to the performance of obligations under this Agreement or for breach of or to enforce this Agreement and (y) any Claims that cannot be waived by law (the Claims referred to in clauses (x) and (y) together, the “Company Excluded Claims”). The Claims released pursuant to this Section 9(b) are referred to herein as “Company Claims.” The Company, on behalf of itself and the Company Releasing Parties, hereby acknowledges full and complete satisfaction of, and irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any TRT Released Party based upon any Company Claim. The Company represents and warrants to TRT that there has been no assignment or other transfer of any interest in any Company Claim and that is has full power and right to release, waive and agree never to assert the Company Claims.
          (c) The parties to this Agreement hereby acknowledge and agree that the TRT Released Parties and the Company Released Parties are intended third party beneficiaries of the provisions of this Section 9 and may take any and all action to enforce the obligations and agreements of the releasing parties set forth in this Section 9.
     Section 10. Non-Disparagement; Cooperation.
          (a) The Company (on its own behalf and on behalf of its Representatives (insofar as they are acting for or on behalf of the Company or any of its Affiliates), while they are serving as such, and on behalf of its Affiliates and their Representatives (collectively, the “Company Group”, and, each individually, a “member of the Company Group”)) agrees that, from the date hereof until the Termination Date, no member of the Company Group will directly or indirectly, individually or in concert with others, engage in any conduct or solicit, make, or cause to be made, any statement or opinion or communicate any information (whether oral or written) (collectively, “Conduct”) that is calculated to or reasonably could be expected to have the effect of (1) undermining, impugning, disparaging, or otherwise in any way reflecting adversely or detrimentally upon any member of the TRT Group (defined below) or any of TRT’s nominees in the Proxy Solicitation or (2) accusing or implying that any member of the TRT Group or any of TRT’s nominees in the Proxy Solicitation engaged in any wrongful, unlawful, or improper conduct; except, in each case, with respect to any Company Excluded Claim. The foregoing will not apply to (w) any good faith Conduct by any member of the Company Group in connection with and reasonably related to any proposal, event, circumstance, or transaction contemplated by Sections 3(b)(2)(y), 3(b)(3), and (3)(b)(4); (x) non—public oral statements made by the Company or its executive officers or directors directly to TRT or its Representatives, (y) any compelled testimony or production, either by legal process, subpoena or otherwise and (z) any response to any request for information from any governmental authority having jurisdiction over any member of the Company Group so long as no action of any member of the Company Group invited or suggested such request; provided, however, in the event that any member of the Company Group is requested pursuant to, or required by, applicable law, regulation, or legal process to testify or otherwise respond to a request for information from any governmental authority, the Company will notify TRT promptly (to the extent allowed by any such law, regulation or legal process) so that TRT may seek a protective order or other appropriate remedy or, in TRT’s sole discretion, waive compliance with the terms of this Section 10(a). In the event that no such protective order or other remedy is obtained, or TRT waives compliance with the terms of this Section 10(a), the member of the Company Group will furnish only such information as it has been advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that such information will be accorded confidential treatment.
          (b) TRT (on its own behalf and on behalf of its respective Representatives, insofar as they are acting for or on behalf of TRT, and on behalf of all TRT Controlled Parties and their Representatives, insofar as they are acting for or on behalf of any TRT Controlled Party (collectively, the “TRT Group”, and, each individually, a “member of the TRT Group”)) agrees that, from the date hereof until the Termination Date, no member of the TRT Group will directly or indirectly, individually or in concert with others, engage in any conduct or solicit, make, or cause to be made, any statement, observation or opinion or communicate any information (whether oral or written) that is calculated to or reasonably could be expected to have the effect of (1) undermining, impugning, disparaging, or otherwise in any way reflecting adversely or detrimentally upon any member of the Company Group or (2) accusing or implying that the Company or any member of the Company Group engaged in any wrongful, unlawful, or improper conduct; except, in each case, with respect to any TRT Excluded Claim. The foregoing will not apply to (w) any good faith Conduct by any member of the TRT Group in connection with and reasonably related to any proposal, event, circumstance, or transaction contemplated by Sections 3(b)(2)(y), 3(b)(3), and (3)(b)(4); (x) non—public oral statements made by any member of the TRT Group directly to the Company or to the Company’s Representatives, (y) any compelled testimony or production, either by legal process, subpoena or otherwise and (z) any response to any request for information from any governmental authority having jurisdiction over any member of the TRT Group so long as no action of any member of the TRT Group invited or suggested such request; provided, however, in the event that any member of the TRT Group is requested pursuant to, or required by, applicable law, regulation, or legal process to testify or otherwise respond to a request for information from any governmental authority, TRT will notify the Company promptly (to the extent allowed by any such law, regulation or legal process) so that the Company may seek a protective order or other appropriate remedy or, in the Company’s sole discretion, waive compliance with the terms of this Section 10(b). In the event that no such protective order or other remedy is obtained, or the Company waives compliance with the terms of this Section 10(b), the member of the TRT Group will furnish only such information as it has been advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that such information will be accorded confidential treatment.
          (c) The Company and TRT agree, on behalf of themselves and their controlled Affiliates, that they will cooperate reasonably and in good faith to (1) make any filing, give any notice, and obtain any consent or approval required from any governmental authority, judicial tribunal, or other Person, public or private, necessary in connection with the execution, delivery, and performance of this Agreement or the election to the Board of, and the service on the Board by, the TRT Nominees and (2) address and resolve any legal or regulatory issue that may arise out of or relate to the execution, delivery, or performance of this Agreement by either party or the election to the Board of, and service on the Board by, the TRT Nominees.
     Section 11. Construction.
          (a) As used in this Agreement the term:

               (1) “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act and will include Persons who become Affiliates of any Person subsequent to the date hereof;
               (2) “Associates” has the meaning set forth in Rule 12b-2 under the Exchange Act and will include Persons who become Associates of any Person subsequent to the date hereof;
               (3) The terms “Beneficial Owner” and “Beneficially Own” will have the same meanings as set forth in the A&R Rights Agreement;
               (4) “Bonds” means the Company’s 8% Senior Notes due November 15, 2013 and 6.75% Senior Notes due November 15, 2014;
               (5) “Confidential Information” means any nonpublic information relating to the Company and its Affiliates’ businesses and operations that might be of use to competitors of the Company or any of its Affiliates, or harmful to the Company or any of its Affiliates or customers. The term “Confidential Information” will not include information which (a) is or becomes generally available to the public, other than as a result of a disclosure by TRT, any TRT Controlled Party, any TRT Nominee or any Representative of any of the foregoing; (b) was available to TRT, such TRT Controlled Party, such TRT Nominee or such Representative on a non-confidential basis prior to its disclosure by or on behalf of the Company or any of its Affiliates; provided that the source of such information was not known by TRT, such TRT Controlled Party, such TRT Nominee or such Representative, after reasonable inquiry, to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any of its Affiliates; (c) is or becomes available to TRT, such TRT Controlled Party, such TRT Nominee or such Representative on a non-confidential basis from a source other than the Company or any of its Affiliates or Representatives; provided that such source was not known by TRT, such TRT Controlled Party, such TRT Nominee or such Representative, after reasonable inquiry, to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any of its Affiliates; or (d) is or was independently developed or discovered by TRT, such TRT Controlled Party, such TRT Nominee or such Representative without use of or reference to the Confidential Information;
               (6) “Exchange” means the New York Stock Exchange or such other principal national securities exchange on which the Company’s Common Stock is admitted or listed for trading;
               (7) “Extraordinary Transaction” means any merger, consolidation, business combination, tender or exchange offer, sale or purchase of a substantial amount of assets other than in the ordinary course of business, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization, or similar transaction with or involving the Company or any of its Affiliates;

               (8) “Independent” means that a Person satisfies the requirements for being an independent director of the Company pursuant to applicable requirements of the Exchange and the SEC;
               (9) “Legal Requirements” means (i) rules and regulations of the SEC, (ii) rules and regulations of the Exchange, (iii) applicable law, and (iv) to the extent necessary, case law and statutory law with respect to “disinterestedness”;
               (10) “Permitted Recipient” means each of Rowling, James D. Caldwell, Michael G. Smith, Brandon Bean, Greg Crooks, and Blake Rowling (and their successors from time to time) and any individual approved of in writing by the General Counsel of the Company from time to time, provided that each such person agrees to be bound to the same extent as Rowling and TRT with respect to the obligations concerning Confidential Information under this Agreement as though a party to this Agreement;
               (11) “Person” means any individual, partnership, corporation, group, syndicate, trust, government or agency thereof, or any other association or entity;
               (12) “Representative” of a Person means that Person’s directors, officers, employees, accountants, financial advisors, legal advisors and other agents;
               (13) “Rowling” means Robert B. Rowling, an individual residing in the State of Texas;
               (14) “SEC” means the Securities and Exchange Commission;
               (15) “Termination Date” means the earliest to occur of (i) the consummation of a Qualified Offer (as defined in the A&R Rights Agreement), (ii) May 15, 2011, (iii) the date of the resignation of the last TRT Nominee remaining on the Board pursuant to Section 1(n), or (iv) a material breach by the Company of this Agreement that has not been cured within 30 days of written notice of such material breach from TRT to the Company specifying in reasonable detail the nature of such material breach; provided, however, that if the Company notifies TRT within such 30-day period that it disputes either the occurrence of such material breach or whether such material breach has been cured, which notice will be in writing specifying in reasonable detail the basis for the dispute, then the Termination Date pursuant to this clause (iv) will be the rendering of a final arbitration award pursuant to Section 19 finding the occurrence of such material breach and the Company’s failure to cure such material breach within such 30-day period;
               (16) “Third Party” means any Person other than (i) TRT, any TRT Controlled Party, the TRT Nominees, the Company, the Board or any director or officer of the Company and (ii) legal counsel to TRT, provided, that any discussions or other communications between TRT and its legal counsel including with respect to matters contemplated by this Agreement will be subject to attorney-client privilege, which privilege will not be waived;
               (17) “TRT Controlled Party” means Rowling, and any Affiliate or Associate of TRT or Rowling over which TRT or Rowling, directly or indirectly, exercises, or has the ability to exercise, control; and

               (18) “Voting Securities” means the Company’s Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock.
          (b) Unless the context otherwise clearly requires:
               (1) the word “or” will not be exclusive;
               (2) inclusion of items in a list will not be deemed to exclude other similar terms;
               (3) all parties will be considered to have drafted this Agreement together, with the benefit of counsel, and no provision will be strictly construed against any Person by reason of having drafted such provision;
               (4) the word “include” and its derivations means to include without limitation;
               (5) use of terms that imply gender will include all genders;
               (6) defined terms will have their meanings in the plural and singular case;
               (7) reference to Sections, Schedules, and Exhibits, if any, is to the Sections, Schedules, and Exhibits to this Agreement;
               (8) the headings in this Agreement are for convenience and reference only and are not part of the substance of this Agreement;
               (9) the word “will” will not be deemed to be a mere prediction of future occurrences; and
               (10) any provisions of this Agreement pertaining to the voting of shares of Voting Securities will apply equally to actions to be taken without a meeting by written consent.
     Section 12. Expenses. As promptly as practicable after the date hereof but in no event later than March 13, 2009, the Company will reimburse TRT for one-half of its expenses incurred in connection with the Proxy Solicitation, the Demand, the Delaware Litigation, the preparation of this Agreement, and other related matters, up to a maximum aggregate reimbursement of $200,000.
     Section 13. TRT Liability. TRT will be liable for any breach by any TRT Controlled Party, any Permitted Recipient, any TRT Nominee, any non-voting advisory or emeritus director appointed pursuant to Section 1(o) or of any Representative of any of the foregoing of his or its obligations under this Agreement.

     Section 14. No Waiver; Amendment. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. This Agreement may be amended and the provisions of this Agreement waived only by a written instrument duly executed by the parties or their respective successors or assigns.
     Section 15. Successors and Assigns. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, and any attempt to do so will be void. Subject to the preceding sentence, all the terms and provisions of this Agreement will inure to the benefit of and will be enforceable by the successors and assigns of the parties hereto.
     Section 16. Entire Agreement; Amendments. This Agreement and the confidentiality agreement, dated as of January 30, 2009 by and between TRT and the Company, contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no prior written or prior or contemporaneous oral restrictions, agreements, promises, representations, warranties, covenants, or other undertakings other than those expressly set forth in this Agreement and in such confidentiality agreement.
     Section 17. Notices. All notices, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) upon sending if sent by electronic mail or facsimile, with electronic confirmation of sending, provided, however, that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing and electronic mail or facsimile addresses set forth below; (c) one day after being sent by nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):
If to the Company:
Gaylord Entertainment Company
One Gaylord Drive
Nashville, Tennessee 37214
Attn: Carter Todd, Esq.
Facsimile: (615) 316-6544
with a copy to (which will not constitute notice):
Bass, Berry & Sims PLC
315 Deaderick Street
Suite 2700
Nashville, Tennessee 37238
Attn: F. Mitchell Walker, Jr., Esq.
Facsimile: (615) 742-2775

If to TRT:
TRT Holdings, Inc.
600 E. Las Colinas Blvd.
Suite 1900
Irving, Texas 75039
Attn: James D. Caldwell, Esq.
          Michael G. Smith, Esq.
Facsimile: (214) 283-8501
with a copy to (which will not constitute notice):
Fulbright & Jaworski L.L.P.
2200 Ross Avenue
Suite 2800
Dallas, Texas 75201
Attn: Glen J. Hettinger
Facsimile: (214) 855-8200
     in each case, or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
     Section 18. Governing Law; Jurisdiction; Forum. This Agreement, and any claims arising out of, relating to or associated with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles or any other principle that could require the application of the laws of any other jurisdiction. Each of the parties (a) agrees that, subject to Section 19, it will not bring any suit, action or proceeding arising out of, relating to or associated with this Agreement in any court other than the federal or state courts of the States of Delaware, Tennessee and Texas, (b) in the event of the commencement of any suit, action or proceeding brought by another party to this Agreement in one of the jurisdictions specified in the preceding clause (a), consents to submit itself to the personal jurisdiction of the federal or state courts in the state in which such suit, action or proceeding is brought, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) irrevocably waives, and agrees not to assert, to the fullest extent permitted by applicable law, that (1) the suit, action or proceeding in any such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 19. Arbitration.
          (a) In the event that TRT alleges any material breach of this Agreement by the Company, the determination of whether such material breach has occurred or whether such material breach has been cured within 30 days following written notice thereof to the Company will be made by binding arbitration as set forth in this Section 19. Unless the parties mutually agree otherwise, such arbitration will be conducted in Wilmington, Delaware under the American Arbitration Association Commercial Arbitration Rules with Expedited Procedures in effect on the date of this Agreement, except as modified by this Section 19. There will be a single arbitrator appointed in accordance with Rule E-4 of the Commercial Arbitration Rules, unless the parties agree otherwise.
          (b) There will be no substantive motions or discovery, except that the arbitrator may authorize such discovery to the extent necessary to ensure a fair hearing.
          (c) The arbitrator will apply the laws of the State of Delaware and will enter a judgment only on the issues of whether a material breach of this Agreement has occurred and, if so, whether such material breach has been cured within 30 days following written notice thereof to the Company. The arbitrator will not have the power to award any other remedy or judgment, including any other remedy or judgment that could be awarded by a court of law in any court having jurisdiction pursuant to Section 18. The award rendered by arbitration will be final and binding upon the parties hereto, and final judgment on the arbitration award may be entered in any court having jurisdiction pursuant to Section 18 of this Agreement.
          (d) Each party will bear its own expenses with respect to arbitration and the parties will share equally the fees and expenses of the American Arbitration Association and the arbitrator.
     Section 20. Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one and the same Agreement.
     Section 21. No Admission. Nothing contained herein will constitute an admission by any party of liability or wrongdoing.
     Section 22. Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired, or invalidated thereby, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
     Section 23. Further Assurances. Each party agrees that it will execute and provide, at the request of the other party, any and all such other documents or other written instruments as may be reasonably necessary to effectuate the purposes of this Agreement.
     Section 24. Third Party Beneficiaries. Unless otherwise specifically set forth in this Agreement, nothing contained in this Agreement will create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or a successor or permitted assignee of such party.

[Remainder of page intentionally left blank.]

GAYLORD ENTERTAINMENT COMPANY
By:	/s/ Colin V. Reed
	Name:	Colin V. Reed
	Title:	Chairman and Chief Executive Officer

TRT HOLDINGS, INC.
By:	/s/ James D. Caldwell
	Name:	James D. Caldwell
	Title:	President

[Signature page to Settlement Agreement]

Schedule A
A&R Rights Agreement
Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 10, 2009.

Schedule B
Board/Committee Appointments
Executive Committee
Chief Executive Officer of the Company
Lead Director
Robert B. Rowling (or if not then a director of the Company, another TRT Nominee)
Two Independent directors
Human Resources Committee
Robert B. Rowling (or if not then a director of the Company, another TRT Nominee)
Nominating and Corporate Governance Committee
David W. Johnson, or another TRT Nominee
Conflicts Committee
Three Independent directors (excluding any TRT Nominee)

Schedule C
Gaylord Entertainment Company and TRT Holdings Inc.
Settle Proxy Contest
Filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on March 10, 2009.

Schedule D
Beneficial Ownership of Shares of Common Stock, par value $0.01 per share, of Gaylord Entertainment Company (“Common Stock”)
     As of the date of the Settlement Agreement, TRT, together with all TRT Controlled Parties, has the sole power to vote the number of shares of Common Stock as set forth in the table below and such shares of Common Stock constitute all of the Voting Securities of the Company Beneficially Owned by TRT and the TRT Controlled Parties.

Name	Number of Shares
TRT	6,131,930